Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-182074, 333-174019, 333-163910, 333-159832, 333-115498, 333-104347, 333-85854, and 333-134062 on Form S-8 of our reports dated November 28, 2012, relating to the consolidated financial statements of Coherent, Inc. and subsidiaries (collectively, the “Company”) which report expresses an unqualified opinion and includes an explanatory paragraph with respect to the retrospective adoption of new accounting guidance related to the presentation of comprehensive income, and the effectiveness of the Company's internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended September 29, 2012.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
November 28, 2012